EXHIBIT 10.4

PROPERTY MANAGEMENT CORPORATION OF AMERICA

MANAGEMENT AGREEMENT

1. This Agreement is made and entered into this 1st day of February, 2014 between Marsh Road LLC (Owner(s)) and Property Management Corporation of America (Property Manager).

Property Manager: Property Management Corporation of America Address: 4174 Old Stockyard Road Suite F Marshall, VA 23462	Owner: Marsh Road LLC Address: 4174 Old Stockyard Road Suite F Marshall, VA 23462	Premises: 11127 Marsh Road Bealeton, VA 22712
Owner TIN: 46-3190574	Payment Address or Bank Acct #: 4174 Old Stockyard Road, Suite F, Marshall, VA 20115
Start Date: February 1, 2014	Termination Date: January 31, 2015	Minimum Reserve:
Leasing Fee: N/A	Management Fee: 10% of Rent	Renewal Fee: N/A
Expense/Repair Limit: $500.00	Minimum Insurance required:
Email address:

2. MANAGEMENT: Owner appoints Property Manager as Owner’s exclusive Agent to manage and lease the Premises, on behalf of Owner, and Agent is granted full authority and discretion to do so. The premises shall be leased subject to the Virginia Landlord Tenant Act. If Owner is not incorporated in or a resident of Virginia, (i) Agent must report rents received to the Virginia Department of Taxation, and (ii) Owner appoints Agent as Owner’s Agent for service of process in Virginia, as required by Virginia Code 55-218.1. Agent must report rents received to the Internal Revenue Service.

3. TERM: This agreement shall be for an initial term commencing on the start date and ending on the termination date. THE TERM SHALL AUTOMATICALLY RENEW FOR SUCCESSIVE TERMS OF ONE (1) YEAR EACH, unless either party gives the other not less than sixty (60) days prior notice of its intention to terminate this agreement as of the expiration of the then current lease

4. AGENT’S DUTIES: Agent shall, and is authorized and directed, in Agent’s name or Owner’s name to:

a.	advertise the premises for rent in such manner as Agent determines is appropriate, including placing signs on the premises;
b.	place a lockbox on the premises (at the sole discretion of the Agent) and show the premises to prospective and actual tenants;
c.	sign, renew, terminate, and/or cancel leases and tenancies on general terms and conditions approved by Owner and on such form of lease as Agent determines is appropriate;
d.	enforce lease provisions and collect rents and other amounts due from Tenants and recover possession of the premises;
e.	sign and serve in the name of the Owner notices and institute and prosecute actions against Tenants;
f.	in Agent’s discretion, settle, compromise and release claims and actions or reinstate tenancies;
g.	recommend to Owner, for Owner’s approval, a schedule of rents and fees to Tenants;
h.	handle and resolve complaints of Tenants; and
i.	enter into such contracts regarding the premises as Agent deems appropriate, including obtaining utility service and hiring employees and contractual labor for Owner, it being agreed that any employees shall be employees of Owner.

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Nothing in this Agreement shall require Agent to take any action which would constitute the practice of law. Agent may engage, on behalf of Owner, the services of such attorneys, accountants, and other professionals as Agent deems appropriate. Agent may engage and/or compensate subagents and agents representing Tenants in connection with leasing the Premises.

5. OWNER’S DUTIES:

a.	Owner shall promptly perform all of its obligations under this Agreement and all leases, mortgages, deeds of trust, restrictive covenants, condominium documents, and other agreements affecting the Premises. This obligation includes Home Owners Association and other such related interests.
b.	Owner shall determine the standards by which Tenants shall be selected and the rents and other charges for leases of the Premises. Agent may rely on this information until Owner gives Agent written notice to the contrary; provided that Agent may, from time to time, recommend revised schedules of rents and charges, and Owner will be presumed to have approved any changes recommended by Agent unless Owner gives Agent notice to the contrary within thirty (30) days after Agent sends any such recommended changes.
c.	Owner shall keep the Premises in compliance with all applicable laws, rules, regulations, and ordinances including laws concerning lead based paint and mold prevention and remediation.
d.	Owner agrees that the Premises shall be leased without regard the race, color, religion, sex, handicap,
e.	familial status, national origin, or elderliness of any Tenant, and Owner shall otherwise comply with all fair housing laws applicable to Owner or Agent.
f.	Owner shall pay all interest required to be paid on security deposits held for tenants, to the extent that the interest Agent receives on such security deposits is insufficient.
g.	Owner shall maintain and provide Agent evidence of general liability and other insurance with per occurrence limits not less than the Minimum Insurance, covering any and all claims arising from bodily injury, death, or Premises damage for acts and omissions relating to the Premises. All insurance required by this Agreement shall protect Owner and Agent, their employees, servants, and agents, and should name Agent as an additional insured.
h.	Owner shall pay all expenses of managing, owning, and operating the Premises. Nothing in this Agreement and no course of dealing shall be construed to require Agent to make any payment regarding the Premises out of Agent’s funds, Agent’s sole responsibility being to make any such payment out of such funds of Owner as are available to Agent.
i.	Owner shall provide Agent with all requested data, records, documents, and information relating to the Premises.
j.	Owner represents that Owner is the owner of the Premises and has full authority to enter into this Agreement.
k.	Owner shall deliver property to Agent in a fit and habitable condition, including all required smoke detectors and all other safety equipment as required by law and Agent’s policies. Failure to deliver property to Agent in accordance with these provisions will constitute a breach of this agreement and Agent may avail himself of remedies in #14 (Default).

6. MORTGAGES: Agent will not handle Owner’s mortgage payments. In no event shall Agent be expected or obligated to advance or disburse any of Agent’s own funds, or any funds owed as compensation to Agent for Agent’s services to service Owner’s mortgage obligation.

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7. EXPENSES: Agent shall arrange for all repairs, maintenance, and capital expenditures for the Premises. Owner must consent to any single expense expected to be in excess of the Expense Limit; provided that Agent may make any capital expenditures, repairs, and maintenance which, in Agent’s opinion, are of an emergency nature without the prior approval of Owner. Owner authorizes Agent to have the Premises thoroughly and professionally cleaned including cleaning of carpeting, chimney/fireplace, and pool, if present, and all locks changed upon execution of this Agreement and on any change of tenancy.

8. COLLECTIONS AND DISBURSEMENTS: Agent shall deposit all money received in connection with the Premises in one or more federally insured bank accounts in the name of Agent. All interest on such account(s) in excess of interest on security deposits which is required to be paid to Tenants shall belong to Agent. Agent may draw upon this account(s) to pay all expenses incurred in connection with the Premises, including all amounts payable to Agent, and the expenses of maintaining the account(s). On a monthly basis, Agent shall deliver to Owner, at Owner’s address, reports of receipts, expenses, and charges in connection with the Premises, and remit to Owner, at the Payment Address, all receipts less disbursements and reserves authorized by this Agreement. Agent shall not be liable in the event of the failure of any depository.

9. MINIMUM RESERVE: It is the Owners option to maintain a Minimum Reserve with Agent. Agent may (but shall not be required to) advance its own funds for purchases, services, repairs, maintenance, & etc..... in which event Owner shall reimburse Agent upon demand the full amount advanced. Agent may withhold all amounts payable to Owner for a period of 45 days after the termination of this Agreement to pay bills previously incurred and to close accounts.

10. FEES (EXPLANATION): Owner shall pay Agent the following fees:

a.	the Leasing Fee in connection with each lease and the Renewal Fee in connection with each extension or renewal of each lease of any of the Premises obtained by Agent, payable upon execution or extension of each lease;
b.	the Management Fee in connection with the management of the Premises, payable monthly in advance while any lease is in effect during the Term;
c.	the Sales Commission, if Owner sells any of the Premises to any Tenant procured by Agent, whether during or after the Term and whether or not Agent was involved in the negotiations for the sale, payable at the time of settlement on the sale. Otherwise Owner is under no obligation to list with Agent.
d.	the Expense Fee if Agent is required to coordinate any single repair, replacement, or improvement to the Premises in excess of Expense Limit, payable in advance of such work. All late rent, returned check, application, credit report, lease transfer, and similar fees paid by any Tenant shall be retained by Agent for enforcing the respective lease provisions.
e.	A Late Fee may be charged to tenant and retained by agent in the event rent is received after the 5th day of the month. Agent may or may not charge this fee based on the situation. Owner is not charged leasing fees, renewal fees, or miscellaneous fees often charged by other companies. Agent absorbs the expense of various trips to courthouse for filing Unlawful Detainers, Possession Writs, Warrant in Debts, and if required, spending the morning in court to protect your property rights and interests.

11. REIMBURSEMENT: In addition to the fees indicated above, Owner shall reimburse Agent for all direct costs of managing, leasing, and operating the Premises, including cost of advertisements, legal proceedings, and/or any other expense incurred by Agent and any of its affiliates in connection with the management of the Premises. Agent may require Owner to pay Agent in advance for any direct expense that Agent expects to incur in connection with the Premises. Owner shall reimburse Agent for any legal fees incurred as a result of any breach by Owner.

12. INDEMNIFICATION: Owner shall indemnify and defend Agent from any liability or cost, including attorneys’ fees, incurred directly or indirectly as a result of (i) any act, representation, or omission by Owner, or Owner’s agents, employees, or invitees, and/or from any cause or causes relating to the management of the Premises, and (ii) any contracts entered into by Agent on behalf of Owner in connection with the Premises. Such indemnification is not subject to the expense limits set forth elsewhere in this agreement and such indemnification shall survive the termination of this agreement.

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13. LIABILITY: Agent shall not be liable for any act or omission except in cases of its willful misconduct or gross negligence.

14. DEFAULT: Owner shall be in default, at the option of Agent, upon:

a.	Owner’s failure to pay any fee or perform any obligation under this or any other agreement with Agent in full within ten (10) days of when payment or performance is due;
b.	the breach of any of Owner’s representations;
c.	Owner’s insolvency or the application for the appointment of a receiver for Owner, or any assignment for the benefit of creditors by or against Owner, of any of its Premises; or
d.	The sale, lease (except pursuant to this Agreement), or other transfer of any of the Premises or any interest therein, including a transfer by foreclosure.

15. REMEDIES: If Owner defaults, in addition to any other remedy available to it, Agent may:

a.	remedy the default at the expense of Owner;
b.	suspend performance under this and any other agreement with Owner until Owner cures the default and gives adequate assurances of future performance;
c.	declare all fees payable by Owner under this Agreement for the balance of the Term to be immediately due and payable;
d.	terminate this Agreement and recover from Owner and/or Owner’s funds held by Agent any amounts owed by Owner to Agent; and/or
e.	offset any amounts owed by Agent to Owner against any amounts owed by Owner to Agent.

16. DAMAGES: If Owner terminates this Agreement while a tenant procured by Agent occupies the property, Owner agrees to pay Agent liquidated damages in an amount equal to the commissions due for the remaining term of the current lease.

17. ACTIVE PARTICIPATION: While the parties intend that Owner shall actively participate in the management of the Premises and Agent has taken steps to assist in reaching that goal, Owner acknowledges that neither the United States Congress nor the Internal Revenue Service has established any definitive standards for determining active participation in the management of rental investment Premises. Agent does not guaranty that Owner’s participation will be considered active, nor will Agent be responsible for the deductibility of any losses or expenses associated with the Premises.

18. AGENCY DISCLOSURE: Owner acknowledges that Agent represents Owner as Owner’s agent, and that disclosure of this agency relationship was made in writing at the time specific real estate assistance was first provided by Agent.

19. NOTICES: Notices under this Agreement shall be in writing and shall be given by hand delivery or sent by the United States Mail by first class or certified mail, return receipt requested, postage prepaid, and addressed as indicated above (or such other address as the parties may, by notice, specify), and shall be considered given when hand delivered or two days after deposited with the United States Postal Service.

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20. PHOTOGRAPHY: Owner hereby acknowledges that Agent may take interior and exterior photographs or videos for the purpose of documenting the condition of, or advertising the property by using the multiple listing computer system and the Internet. Such photographs may be digitized, reproduced, published, transmitted, disseminated, and displayed in any form or manner, without limitation by Agent, Agent’s Broker, and the multiple listing service in and through online realty information services or other forms of electronic distribution, and in books, displays, publications and newspapers as well as any other use, media, or means to aid in the rental of the property.

21. MISCELLANEOUS: This Agreement is the entire agreement between the parties regarding the management of the Premises and replaces all prior offers and agreements. This Agreement may be modified in writing only and signed by all parties. No waiver of any part of this Agreement shall be binding on the waiving party unless the waiver is in writing and signed by the waiving party. This Agreement shall be binding upon the parties and their successors and assigns. This Agreement shall be governed by the laws of Virginia. If any provision of this Agreement is unenforceable, the remainder of this Agreement shall continue in effect and be construed as if the unenforceable provision had not been contained in this Agreement. The headings in this Agreement are for convenience only, and are not a part of the agreement of the parties nor shall they affect the meaning of any provision of this Agreement.

22. ADDITIONAL SERVICES: In the event that, at Owner’s request, the Agent performs services in addition to those specifically enumerated under this Agreement, Owner agrees to compensate Agent for such additional services by paying an additional service fee of $___TBD____ for each occurrence or __TBD__% of contracted price, which ever is greater.

23. DISPUTE RESOLUTION: Prior to initiating any litigation, the parties agree that any dispute or claim arising out of, or relating to, this Agreement, the breach of this Agreement or the services provided in connection with this Agreement, shall be submitted to mediation in accordance with the Dispute Resolution Systems Mediation Program provided by the National Association of Realtors. If the parties cannot reach a mutually agreeable settlement through mediation, they are free to arbitrate or litigate their dispute as if the mediation never took place.

Seen and agreed:

/s/ Joseph Sarsour	/s/ C. Thomas McMillen, CEO
Owner/Managing Member	Property Management Corporation of America

Date: 1/31/14	Date: 1/31/14

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